EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
ACROPOLIS INFRASTRUCTURE ACQUISITION CORP.

Pursuant to Section 242 of the
Delaware General Corporation Law

Acropolis Infrastructure Acquisition Corp. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY THAT:

1.	Each of Article IX, Section 9.1(b), Article IX, Section 9.2(d) and Article IX, Section 9.7 of the certificate of incorporation of the Corporation as heretofore in effect is hereby amended by deleting the words:

“within 24 months from the closing of the Offering (or 27 months from the closing of the Offering if the Corporation has executed a letter of intent, agreement in principle or definitive agreement for a Business Combination within 24 months from the closing of the Offering)”

that are set forth therein and replacing such words with:

“by July 13, 2024.”

2.	The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 23rd day of June, 2023.

ACROPOLIS INFRASTRUCTURE ACQUISITION CORP.

By:	/s/ James Crossen
	Name:	James Crossen
	Title:	Chief Financial Officer